EXHIBIT 99.1

Central Vermont Public Service

NEWS RELEASE

For Immediate Release:  March 12, 2009

Central Vermont Reports Fourth-Quarter and 2008 Annual Earnings Results

Highlights:

▪	Annual earnings of $16.4 million, or $1.52 per diluted share, up 3 cents compared to last year
▪	Fourth-quarter loss of less than $0.1 million, or 1 cent per diluted share, 51 cents lower than last year
▪	Increased annual resale revenues of $9.7 million and increased annual earnings from affiliates of $9.8 million contributed favorably
▪	Retail rate increase of 2.3 percent effective Feb. 1, 2008
▪	Vermont Public Service Board (PSB) approved alternative regulation plan effective Nov. 1, 2008
▪	Deferred $4.1 million of Dec. 2008 ice storm costs for recovery over one-year beginning July 2009
▪	Common stock issuance of 1,190,000 shares provided $21.3 million of net proceeds
▪	2009 earnings guidance of $1.40 to $1.60 per diluted share

RUTLAND, VT - Central Vermont Public Service (NYSE: CV) reported consolidated annual earnings of $16.4 million, or $1.52 per diluted share of common stock for 2008, compared to $15.8 million, or $1.49 per diluted share of common stock for 2007.

CV reported fourth-quarter 2008 consolidated losses of less than $0.1 million, or 1 cent per diluted share of common stock, compared to earnings of $5.3 million, or 50 cents per diluted share of common stock, for the same period last year.

"Extremely high storm restoration costs due to a historic ice storm in December would have significantly affected our fourth-quarter and annual earnings, but we received a favorable Public Service Board regulatory decision, with the Department of Public Service's endorsement, under our alternative regulation plan and were able to defer $4.1 million of those costs," President Bob Young said.  "Restoring service after the ice storm cost the company more than $5 million.  Despite the tremendous costs and challenges, the storm showcased the incredible spirit and professionalism of our employees, who rose to the occasion and restored service to all customers quickly and safely.  What could have been a disaster operationally became one of our finest hours."

Year-end 2008 results compared to 2007
Annual operating revenues increased $13.1 million, including $9.7 million in resale revenues, $1.3 million in retail revenues and $2.1 million in other operating revenues.  Resale revenues increased due to higher average prices and an increase in excess power available for resale. We had more power available for resale because retail sales volume decreased 2.6 percent, while output from Vermont Yankee, Independent Power Producers and our owned and jointly owned generating units increased compared to 2007.

The increase in retail revenues included $5.7 million from the 2.3 percent rate increase and $2.2 million from higher average unit prices resulting from customer usage mix and rate redesign.  This was partially offset by a $6.6 million decrease in sales volume.  The volume decrease reflects lower average usage resulting from a slowing economy and energy conservation, and the effect of the loss of three industrial customers due to plant closures.  Other operating revenues increased largely due to the sale of transmission rights.

Purchased power expenses increased $4.7 million due to increased purchases of output from the Vermont Yankee plant, Independent Power Producers and short-term purchases, partially offset by reduced deliveries from Hydro-Quebec due to a 5 percent decrease in the annual load factor.  Vermont Yankee operated at nearly full capacity during 2008 with the exception of a few derates and the scheduled refueling outage in the fourth quarter of 2008.  The plant had a scheduled refueling outage in the second quarter of 2007, and a derate and unplanned outage in the third quarter of 2007.

Other operating expenses increased $8.3 million.  This was largely the result of higher transmission-related expenses, due to higher rates under the New England transmission tariff and costs from Vermont Transco LLC ("Transco") for its capital projects and increases in its operating costs.  As a result of a favorable regulatory decision from the Public Service Board, pursuant to our alternative regulation plan, we were able to defer $4.1 million of service restoration costs resulting from the ice storm in December 2008.  We also had higher tree trimming and employee-related costs, higher net regulatory amortizations and reserves for uncollectible accounts, partially offset by lower professional service costs.  In 2007, Other operating expenses included $3.5 million of service restoration costs related to the so-called Nor'icane.

Other factors impacting 2008 results compared to 2007 include a $9.8 million increase in equity in earnings from affiliates as a result of the additional $53 million investment in Transco that we made in December 2007, partially offset by the related income taxes, a $2.3 million decrease in other, net, principally due to a decline in the cash surrender value of variable life insurance policies held in trust to fund supplemental retirement plans, which are affected by the equity markets, and a $3 million increase in interest expense largely due to the $60 million first mortgage bonds issued in May 2008.

Fourth-quarter 2008 results compared to 2007
Operating revenues decreased $3.2 million in the fourth quarter, including $3 million of lower resale revenues, $0.4 million of lower retail revenues, and $0.1 million of provision for rate refunds, offset by $0.3 million of higher other operating revenues.  Resale revenues decreased due to less power available for resale due to planned nuclear refueling outages and lower average prices.  Less power was available for resale due to the planned refueling outages at the Vermont Yankee and Millstone Unit #3 plants.  Retail revenues decreased $0.4 million due to lower volume and customer usage mix, which were partially offset by the 2.3 percent retail rate increase effective Feb. 1, 2008.

Purchased power expenses increased $0.5 million related to higher short-term purchases for replacement power during the planned nuclear plant outages and increased output from Independent Power Producers, partially offset by decreased output from the Vermont Yankee plant.  Independent Power Producers consist primarily of hydro facilities and output levels are dependent on weather conditions.

Other operating expenses increased $4.1 million due to transmission-related expenses principally due to higher rates under the tariff, partially offset by higher reimbursements under the New England open access transmission tariff.  Other items are the same as those described above.

Equity in earnings of affiliates increased $2.4 million, interest expense increased $0.8 million, and Other, net decreased $0.1 million due to the reasons described above.

2009 Earnings Guidance
CV anticipates 2009 earnings in the range of $1.40 to $1.60 per diluted share.  As part of an alternative regulation agreement approved by the Vermont Public Service Board, the company's allowed rate of return on equity is 9.77 percent, but due to the earnings sharing provisions of the agreement, the actual return on equity from utility operations can fall between 10.21 percent and 8.77 percent.

Webcast
CV will host an earnings teleconference and webcast on March 13, 2009 beginning at 11 a.m. EST.  At that time, CV President and CEO Robert Young and CV Chief Financial Officer Pamela Keefe will discuss the company's financial results, as well as progress made toward achieving its long-term strategy.

Interested parties may listen to the conference call live on the Internet by selecting the "Q4 2008 Central Vermont Public Service Earnings Conference Call" link on the investor relations section of the company's website at www.cvps.com. The dial-in number is: 1-877-407-0782.  An audio archive of the call will be available at approximately 1 p.m. EST at the same location or by dialing (Toll Free) 1-877-660-6853 or (International) 1-201-612-7415 and entering Passcodes: Account #: 286 and Conference ID #: 314464.

About CV
CV is Vermont's largest electric utility, serving approximately 159,000 customers statewide.  CV's non-regulated subsidiary, Catamount Resources Corporation, sells and rents electric water heaters through a subsidiary, SmartEnergy Water Heating Services.

Form 10-K
Today the company filed its annual 2008 Form 10-K with the Securities and Exchange Commission.  A copy of that report is available on the investor relations section of our web site, www.cvps.com.  Please refer to it for additional information regarding our condensed consolidated financial statements, results of operations, capital resources and liquidity.

Forward-Looking Statements
Statements contained in this press release that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995.  Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.  Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets and our ability to maintain our current credit ratings.  These and other risk factors are detailed in CV's Securities and Exchange Commission filings.  CV cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release.  CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

Reconciliation of Earnings Per Diluted Share

	Three Months Ended	Twelve Months Ended
	December 31	December 31

2007 Earnings per diluted share	$0.50	$1.49
(Lower) higher operating revenues	(0.17)	0.73
Higher equity in earnings of affiliates	0.13	0.54
Higher purchased power expense	(0.03)	(0.27)
Higher transmission expense	(0.01)	(0.25)
Higher interest expense	(0.05)	(0.17)
Higher other operating expenses (1)	(0.21)	(0.21)
Other (2)	(0.17)	(0.34)
2008 (Loss)/Earnings per diluted share	$(0.01)	$1.52

(1) Includes higher tree trimming, employee-related and net regulatory amortizations, offset by lower service restoration costs, largely due to the April 2007 Nor'icane.
(2) Includes higher loss on life insurance policies, affected by the equity markets, and higher income taxes related to equity in earnings.

Media Contact:	Steve Costello, Director of Public Affairs (802) 747-5427; e-mail: scostel@cvps.com (802) 742-3062 (pager)
Investor Contact:	Pamela Keefe, Vice President, Chief Financial Officer and Treasurer (802) 747-5435; e-mail: pkeefe@cvps.com

Central Vermont Public Service Corporation - Consolidated
Earnings Release (unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended December 31		Twelve Months Ended December 31
	2008	2007	2008	2007
Condensed income statement
Operating revenues:
Retail sales	$71,732	$72,083	$283,073	$281,819
Resale sales	8,211	11,254	48,641	38,935
Other	2,741	2,520	10,448	8,353
Total operating revenues	82,684	85,857	342,162	329,107

Operating expenses:
Purchased power - affiliates and other	41,132	40,590	165,451	160,722
Other operating expenses	42,059	37,946	153,403	145,119
Income (benefit) tax expense	(947)	1,443	4,878	5,291
Total operating expense	82,244	79,979	323,732	311,132
Utility operating income	440	5,878	18,430	17,975

Other income:
Equity in earnings of affiliates	4,022	1,618	16,264	6,430
Other, net	13	92	(879)	1,379
Income tax expense	(1,512)	(183)	(5,862)	(1,458)
Total other income	2,523	1,527	9,523	6,351

Interest expense	2,968	2,149	11,568	8,522
Net (loss) income	(5)	5,256	16,385	15,804
Dividends declared on preferred stock	92	92	368	368
Earnings available for common stock	$(97)	$5,164	$16,017	$15,436

Per common share data
Earnings per share of common stock - basic	$(0.01)	$0.51	$1.53	$1.52
Earnings per share of common stock - diluted	$(0.01)	$0.50	$1.52	$1.49

Average shares of common stock outstanding - basic	10,863,926	10,222,378	10,458,220	10,185,930
Average shares of common stock outstanding - diluted	10,863,926	10,380,808	10,536,131	10,350,191

Dividends declared per share of common stock	$0.00	$0.00	$0.92	$0.92
Dividends paid per share of common stock	$0.23	$0.23	$0.92	$0.92

Supplemental financial statement data
Balance sheet
Investments in affiliates			$102,232	$93,452
Total assets			$626,126	$540,314
Notes Payable			$10,800	$63,800
Common stock equity			$219,479	$188,807
Long-term debt (excluding current portions)			$167,500	$112,950

Cash Flows
Cash and cash equivalents at beginning of period			$3,803	$2,799
Cash provided by operating activities			28,400	34,092
Cash used for investing activities			(40,498)	(76,620)
Cash provided by financing activities			15,017	43,532
Cash and cash equivalents at end of period			$6,722	$3,803